Exhibit 99.2
PIKE ELECTRIC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
As used below, and in the notes to the unaudited condensed consolidated statement of income which follows, the terms “Pike,” “we,” and “our,” refer to Pike Electric Corporation and its subsidiaries.
On September 1, 2008, we acquired substantially all of the assets of Shaw Energy Delivery Services, Inc. (“EDS”) for approximately $24.5 million in cash, subject to a working capital adjustment, plus the assumption of certain operating liabilities. We accounted for the acquisition using the purchase method of accounting. Under this method, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. See our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2008 for a condensed consolidated balance sheet as of September 30, 2008 which gives effect to our acquisition of EDS. Also see Note 3 in such Form 10-Q for other disclosures concerning the acquisition, including a summary of assets acquired and liabilities assumed.
The purchase price allocation reflected in our unaudited condensed consolidated financial statements included on Form 10-Q for the three-month period ended September 30, 2008, was preliminary and will be adjusted as we finalize our valuation. Such adjustments could be significant. Our final valuation is expected to be completed during our fiscal year ending June 30, 2009.
The unaudited pro forma condensed consolidated statement of income for the year ended June 30, 2008 has been prepared from our audited consolidated financial statements for the year ended June 30, 2008 and the audited financial statements of EDS for its year ended August 31, 2008. Pro forma adjustments have been made to the historical financial statements to give effect to the acquisition as if it had occurred on July 1, 2007. The unaudited pro forma condensed consolidated income statement is presented for informational purposes only. It does not purport to present what our results of operations would have been had this transaction actually occurred on July 1, 2007, nor does it purport to represent our results of operations for any future period. Furthermore, the unaudited pro forma condensed consolidated income statement does not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition.

PIKE ELECTRIC CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED JUNE 30, 2008
(in thousands, except per share amounts)

	Historical	Historical	Pro Forma		Pro Forma
	Pike	EDS	Adjustments		Combined

Revenues	$552,029	$103,096	$(3,490	)(a)	$651,635
Cost of operations	460,325	108,089	(3,611	)(a)	564,572
			(534	)(b)
			303	(c)

Gross profit (loss)	91,704	(4,993)	352		87,063
General and administrative expenses	41,724	3,083	327	(c)	45,134
Impairment of assets	—	432	—		432

Loss on sale and impairment of property and equipment	3,043	385	—		3,428

Income (loss) from operations	46,937	(8,893)	25		38,069
Other expense (income):					—
Interest expense	13,919	97	1,261	(d)	15,277
Other, net	(214)	—	—		(214)

Total other expense	13,705	97	1,261		15,063

Income (loss) before income taxes	33,232	(8,990)	(1,236)		23,006
Income tax expense (benefit)	12,983	—	(3,998	)(e)	8,985

Net income (loss)	$20,249	$(8,990)	$2,762		$14,021

Earnings per share:
Basic	$0.62				$0.43

Diluted	$0.60				$0.42

Shares used in computing earnings per share:
Basic	32,810				32,810

Diluted	33,666				33,666

PIKE ELECTRIC CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(a)	Elimination of revenue and costs associated with certain EDS customers that were excluded from the acquisition.

(b)	Reflects adjustment to depreciation resulting from the preliminary valuation of property and equipment and the revised useful lives and salvage values of the assets.

(c)	Reflects amortization of acquired intangible assets. The intangible asset related to customer relationships is being amortized over eight years. Intangible assets related to non-compete agreements with the seller and certain employees are being amortized over a weighted-average useful life of approximately two years.

(d)	Incremental interest expense, assuming the acquisition is funded with $22.3 million in borrowings under Pike’s senior credit facility, and an average annual interest rate of approximately 5.65%.

(e)	Adjustment to provide a tax benefit on EDS’s loss, after pro forma adjustments, at a combined federal and state rate of 39.1%.

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